Exhibit 5(d)

                        SUB-INVESTMENT ADVISORY AGREEMENT

                                     between

GUARDIAN BAILLIE GIFFORD LIMITED, incorporated under the Companies Acts and having its Registered Office at 1 Rutland Court, Edinburg EH3 8EY (hereinafter called "the Company") OF THE ONE PART

                                       and

BAILLIE GIFFORD OVERSEAS LIMITED, a company incorporated under the Companies Acts and having its Registered Office at 1 Rutland Court, Edinburg, EH3 8EY (hereinafter called "the Manager") OF THE OTHER PART

                               ------------------

WHEREAS:

      (A) Baillie Gifford International Fund, Inc. (hereinafter called the "Client") is engaged in business as an open-end management investment company and is registered as such under the U.S. Investment Company Act of 1940, as amended.

      (B) The Client is authorised to issue shares of common stock in one or more series, the shares of which will represent and correspond to interests in one or more separate portfolios of securities and other assets held by the Client.

      (C) The Company is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is a member of, and regulated in the conduct of its investment business by, the Investment Management Regulatory Organisation Limited.

      (D) The Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is a member of, and regulated in the conduct of its investment business by, the Investment Management Regulatory Organisation Limited.

      (E) The Client desires the Company to render investment management services to the Client and to those of its Series which are named in written Fee Appendices as described herein in the manner set forth and in the terms and conditions set forth in a separate Investment Management Agreement of even date herewith.

      (F) The Company, in turn, desires the Manager to render sub-investment management services to the Client and to those of its Series which are named in written Fee Appendices as described herein in the manner and on the terms and conditions hereinafter set forth.

IT IS HEREBY AGREED AND DECLARED as follows:

      1.    Definitions

                  1.1 In this Agreement the following words and expressions
            shall where not inconsistent with the context have the following meanings respectively:

                        (a) "Articles" means the Articles of Association of the
                  Company as amended from time to time;

                        (b) "Associate" means and includes any corporation which
                  in relation to the person concerned (being a corporation) is a Holding Company or a Subsidiary or a Subsidiary of any such Holding Company or a corporation (or a Subsidiary of a corporation) at least one-third of the issued share capital of which is beneficially owned by the person concerned or an Associate thereof under the preceding part of this definition and includes any firm the partners of which or any one or more of them are beneficially entitled whether directly or indirectly or through the medium of a corporation or corporations to at least three-quarters of the issued equity share capital of the person concerned (being a corporation) and includes any partner in any such firm. Where the person concerned is an individual, firm or other unincorporated body the expression "Associate" means and includes any corporation directly or indirectly or through the medium of a corporation or corporations controlled by such person and any partner in any such firm;

                        (c) "Business Day" means a day on which the New York
                  Stock Exchange is open for business;

                        (d) "Commencement Date" means 12 September 1994 or, if
                  later, the date on which a copy of this Agreement signed by or on behalf of the Manager has been signed by or on behalf of the Company and returned to the Manager;

                        (e) "Custodian" means State Street Bank & Trust Company,
                  Boston, Massachusetts, U.S.A. and its agents and sub-custodian banks or such other bank or banks as may in the future serve as custodian of the Investments;

                        (f) "Directors" means the Board of Directors of the
                  Company from time to time including any duly appointed committee thereof;

                        (g) "Fee Appendix" means the Sub-Investment Advisory Fee
                  Appendix entered into by the Manager and the Company which sets forth the compensation to be paid by the Company to the Manager for services rendered hereunder with respect to any Series. Each Fee Appendix shall be subject to the terms and conditions of this agreement;

                        (h) "Holding Company" means a holding company as defined
                  in Section 736 of the Companies Act 1985;

                        (i) "IMRO" means Investment Management Regulatory
                  Organisation Limited;

                        (j) "Investments" means the assets and rights from time
                  to time of each Series comprised in the Portfolio of such Series;

                        (k) "Investment Policy" means the investment objective,
                  policies and restrictions of a Series which are set out in the current Registration Statement on Form N-1A as filed on behalf of the Client with the SEC and as amended from time to time following written notice given by the Company to the Manager;

                        (l) "Investment Management Agreement" means the
                  investment advisory agreement between the Company and the Client of even date herewith.

                        (m) "Portfolio" means the investments and cash which may
                  from time to time comprise the assets of a Series which are the subject of the Investment Management Agreement;

                        (n) "Rules" means the rules (including any regulations)
                  made by the board of IMRO, as altered, amended, added to or cancelled from time to time whether by the board of IMRO or pursuant to the Financial Services Act 1986, together with the Statutory Rules;

                        (o) "SEC" means the U.S. Securities and Exchange
                  Commission;

                        (p) "Series" means a separate portfolio of assets of the
                  Client which has been named in a written Fee Appendix;

                        (q) "Statutory Rules" means rules or regulations made
                  under Chapter V of the Financial Services Act 1986 which are binding on the Manager;

                        (r) "Subsidiary" means a subsidiary as defined in
                  Section 736 of the Companies Act 1985;

                        (s) "U.S." means the United States of America;

                        (t) "1940 Act" means the U.S. Investment Company Act of
                  1940, as amended;

                        (u) any reference to the Company, Client, a Series or
                  the Manager includes a reference to its duly authorised agents or delegates;

                        (v) words importing the singular number shall be deemed
                  to include the plural number and vice versa;

                        (w) words importing the masculine gender only shall
                  include the feminine gender and vice versa;

                        (x) words importing persons shall include companies or
                  associations or bodies of persons, whether corporate or not;
                  and

                        (y) any reference to this Agreement shall be deemed to
                  be a reference to this Agreement as it may from time to time be supplemented by a Fee Appendix.

                  1.2 Words and expressions contained in this Agreement (but not defined herein) shall bear the same meanings as in the Articles.

                  1.3 The headings to the Clauses of this Agreement are for
            convenience only and shall not affect the construction or interpretation thereof.

                  1.4 References herein to statutory provisions shall be
            construed as references to those provisions as respectively amended or re-enacted from time to time and shall include any provision of which they are reenactments (whether with or without modification).

      2.    Appointment

                  2.1 The Company HEREBY APPOINTS the Manager as Sub-Investment
            Manager in relation to the Portfolio of each Series and the Manager accepts such appointment on the terms and conditions of this Agreement.

                  2.2 The appointment of the Manager as Sub-Investment Manager as aforesaid shall take effect from the Commencement Date, and shall continue in full force and effect with respect to each Series, provided it is initially and continually approved in accordance with the 1940 Act, and unless and until terminated in accordance with the provisions hereof.

      3.    Investment Management Functions of the Manager

                  3.1 During the continuance of its appointment as
            Sub-Investment Manager of the Company, subject to Clause 3.2 below and without prejudice to the generality of Clause 2.1 above the Manager shall (subject to the overall supervision of the Directors):

                        (a) manage the investment and re-investment of the
                  Portfolio of each Series on a discretionary basis with a view to achieving the investment objective contained in the Investment Policy;

                        (b) provide valuations of the Investments in accordance
                  with the provisions of Clause 11;

                        (c) as and when requested by the Company and/or the
                  Client supply the Company and/or the Client with such information in connection with the Portfolio of each Series as may be in the possession of the Manager or may reasonably be obtained from or provided by them;

                  3.2 Any investment activity undertaken by the Manager pursuant to this Agreement and any other activities undertaken by the Manager on behalf of the Company or the Client or any Series shall at all times be subject to any written directives of the Directors or of the Board of Trustees of the Client, as the case may be, any duly constituted committee of such Board, or any officer of the Company or of the Client acting pursuant to the written directives of its respective Board.

                  3.3 The Manager shall keep or cause to be kept on behalf of each Series such books, records and statements to give a complete record of all transactions carried out by the Manager on behalf of each Series in relation to the investment and reinvestment of the Portfolio of such Series and such other books, records and statements as may be required by law and as may be necessary to give a complete record of all other transactions carried out by the Manager on behalf of each Series and shall permit the Company and its employees and agents and the auditors for the time being of the Company and/or the Client and each Series to inspect such books, records and statements at all reasonable times.

                  3.4 All records required to be maintained and preserved by the
            Manager on behalf of each Series or the Portfolio of such Series pursuant to the provisions of rules or regulations of the SEC under
            Section 31(a) of the 1940 Act are the property of the Client and will be surrendered by the Manager promptly on request by the Client.

                  3.5 The Manager hereby warrants that it holds and undertakes that it will continue to hold, all licences, permissions, authorisations and consents necessary to enable it to carry out its duties hereunder in the ordinary course of business and that all such licences, permissions, authorisations and consents are and will remain in full force and effect during the continuance of this Agreement.

                  3.6 The services to be provided under this Agreement shall be so provided on the basis that the Company and the Client are "Non-Private Customers" as defined in the Rules.

      4. Manager's Specific Powers and Obligations in Relation to Investment Management

                  4.1 Consistent with the Investment Policy and subject to any written directions (in accordance with Clause 3.2 above) communicated to the Manager, the Manager shall have and is hereby granted the authority, power and right for the Portfolio of each Series and in the name of the Client and each Series to supervise and direct the investments of each Series in its discretion and without prior consultation with the Client or the
            Company:

                        (a) to issue orders and instructions with respect to the
                  disposition of Investments, moneys and other assets of the Portfolio of each Series;

                        (b) to purchase (or otherwise acquire), sell (or
                  otherwise dispose of) and invest in investments, moneys and other assets for the account of each Series and effect foreign exchange transactions on behalf of each Series and for the account of each Series in connection with any such purchase, other acquisition, sale or other disposal;

                        (c) to enter into, make and perform all contracts,
                  agreements and other undertakings as may in the opinion of the Manager be necessary or advisable or incidental to the carrying out of the objectives of this Agreement;

                        (d) subject to the Rules, to aggregate transactions for
                  the Portfolio of each Series with those of other clients and Associates without prior reference to the Company, the Client or any Series or such other clients. Aggregation may operate on some occasions to the advantage of a Series and on other occasions to the disadvantage of a Series. Also the Manager may act as agent for the Client and each Series in relation to transactions in which it is also acting as agent for its Associates;

                        (e) to purchase and sell Investments on any Recognised
                  or Designated Investment Exchange as defined in the Rules (including for this purpose over the counter markets) or through such other intermediary as the Manager may in its discretion consider;

                        (f) to purchase or subscribe for Investments Not Readily
                  Realisable (as defined in the Rules). However such investments carry a high risk of not being readily realisable, market-makers may not be prepared to deal in them and proper information for determining their current value may not be available. The purchase of such investments is subject to such restrictions as may be set out in this Agreement not inconsistent with the Investment Policy;

                        (g) to accept offers of new issues, or rights issues and
                  offers of paper and/or cash alternatives in takeover bids on behalf of each Series;

                        (h) to invest in Contingent Liability Transactions and
                  Options effected otherwise than under the rules of a Recognised or Designated Investment Exchange (as defined in the Rules) or in a contract traded thereon;

                        (i) for the purposes of carrying out transactions in
                  futures and options only, to deposit or pledge investments comprised in the Portfolio of each Series and such other documents of title and certificates evidencing title to such investments and other property as may be required in order to satisfy the counterparty's margin or collateral requirements. In all other circumstances and except (a) with the written consent of and on terms agreed with the Company and the Client or (b) if appropriate, as may be provided in the Client's current Registration Statement filed with the SEC (as amended from time to time) investments comprised in the Portfolio of a Series and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client's or a Series' behalf against the security of such investments, documents and property.

                  4.2 As Investments maybe denominated in different currencies, a movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced in the Investments.

                  4.3 The Company understands, and has informed the Manager that the Client understands, that markets involving Contingent Liability Transactions can be highly volatile and that such instruments carry a high risk of loss and that a relatively small adverse market movement may result not only in loss of the original investment but also an unquantifiable further loss exceeding any margin deposited. The Company further understands, and has informed the Manager that the Client understands, that the Client may be required to pay on behalf of a Series a deposit or margin in support of a transaction or to supplement that payment after the transaction has been effected and that the consequence of non-payment may result in the loss of deposit or margin.

                  4.4 The Company confirms to the Manager that the Client has received from the Company the appropriate risk disclosure statements required under paragraph 12(a) of Schedule 4 of Chapter III of the Rules.

                  4.5 The Manager shall observe and comply with all resolutions of the Directors of which it has written notice and other lawful orders and directions given in writing to it from time to time by the Directors including those orders and directions emanating from the Client and all activities engaged in by the Manager hereunder pursuant to Clause 3 above shall at all times be subject to the control of and review by the Directors, acting on behalf of the Client, and without limiting the generality of the foregoing the Directors may from time to time:

                        (a) prohibit the Manager from investing the Portfolio of
                  any Series in any investment or in any currency or country or in or with any person;

                        (b) require the Manager to sell any investment or
                  (subject to the availability of funds) to purchase, on behalf of a Series, any investment;

                        (c) notify the Manager, in writing, of any amendments to
                  the Investment Policy of any Series;

                        and the Manager shall and shall procure that any person,
                  firm or company to whom it delegates any of its functions hereunder shall give effect to all such decisions.

      5.    Payments Due on Investments

                  The Company undertakes to the Manager that it shall be
            responsible for any unpaid calls or other sums which may become payable upon any of the Investments or any rates, taxes or other imposts or similar liabilities levied or arising on or in respect of any of the Investments but only to the extent that the Client, on behalf of a Series, has failed to pay same.

      6.    Cold Calls

                  The Company and the Manager are free under this Agreement at any time to telephone or otherwise communicate with each other (which in the case of the Manager, its directors, employees or representatives, may constitute a "Cold Call" in terms of IMRO's Rules) to discuss the Portfolio of any Series, its composition and investment policy or any changes therein, or any individual investment, current or proposed.

      7.    Custody Arrangements

                  7.1 The Company will at the written request of the Manager arrange with the Client, on behalf of a Series, for the opening of bank accounts in the name of each Series with the Custodian. All sums belonging to a Series including proceeds of sales and income received on investments shall be credited directly to such accounts. The Manager will hold no moneys on behalf of a Series, and accepts no liability for any default by the Custodian. These bank accounts and moneys are not Client Bank Accounts or Clients' Money (as defined in the Rules).

                  7.2 Securities forming part of the Portfolio of each Series will be registered in the name of the Custodian or held to its order. The Manager accepts no liability for any default by the Custodian or sub-custodian banks.

      8.    Settlement

                  The Manager will attend to the settlement and delivery of all purchases and sales of Investments and deal with issues, rights entitlements and any other matters affecting such investments. The Manager will also be entitled to instruct the Custodian to make delivery of documents of title or certificates evidencing title when settling transactions.

      9.    Voting

                  Any rights conferred by Investments of a Series shall be
            exercised in such manner as the Manager may determine (subject to the rights of the Directors to give instruction to the Manager regarding the exercise of such rights) and subject as aforesaid the Manager may in its discretion refrain from the exercise of such rights. The Company shall from time to time, upon request from the Manager, procure that the Client, on behalf of each Series, shall execute and deliver or cause to be executed and delivered to the Manager or its nominee(s) such powers of attorney or proxies as may reasonably be required authorising such attorneys or proxies to exercise any rights or otherwise act in respect of all or any part of the Investments. Without prejudice to the generality of the foregoing the Manager will be entitled to give voting instructions to the Custodian in respect of the exercise of any voting or other rights attached to any Investment at the discretion of the Manager or as the Company and/or the Client may instruct from time to time.

      10.   Lending and Borrowing

                  10.1 Subject to the Investment Policy of a Series and as
            provided in this Clause 10, investments comprised in the Portfolio of a Series and documents of title and certificates evidencing title to such investments and other property acquired under this Agreement may not be lent to a third party nor may money be borrowed on the Client's or a Series' behalf against the security of such investments, documents and property.

                  10.2 Subject to the Investment Policy of a Series, an
            overdraft facility or line of credit may be established on behalf of each Series and may be used as a temporary measure for the extraordinary or emergency needs of each Series.

                  10.3 Subject to the Investment Policy of a Series and to the
            temporary borrowing facility provided for in 10.2 above, the Manager may not commit the Client or a Series to supplement the monies in the Portfolio of a Series either by borrowing on its behalf or by committing it to a contract the performance of which may require them to supplement the Portfolio of such Series.

      11.   Reporting

                  11.1 The Manager shall arrange to notify the Company and the
            Client (by fax) of transactions in each Series on a daily basis and will instruct brokers to send the original contract note to the Custodian and copies to the Company and the Client.

                  11.2 The Manager shall supply quarterly, on a Series by Series basis, to the Company and the Client the following:

                        (a) reports incorporating inter alia investment policy,
                  which will be sent within twenty-five working days of the end of the quarter to which the report relates;

                        (b) a Portfolio valuation prepared by Datastream or some
                  other mutually agreed and reputable supplier of valuation services. Such valuations will show the number of units of each investment or other asset held, the book cost and the aggregate value of each as at the valuation date and will normally use middle market prices for listed investments. In the event of any change in this method the Manager will notify the Company and the Client accordingly;

                        (c) a statement of any income received on the
                  investments held;

                        (d) a schedule detailing the performance of each Series
                  broken down into major sectors and comparing the return of the relevant index against the return of each Series. The returns will be compiled by the WM Company using information supplied by the Manager; and

                        (e) schedules showing transactions undertaken during the
                  period under review.

                  11.3 The Manager shall attend meetings with the Company and/or the Client from time to time as required by the Directors. Instructions as to the management of the Portfolio of a Series given orally to the Manager at such meetings will be confirmed in writing to the Manager as provided for in Clause 23.

      12.   Material Interests

                  12.1 Except as specified in Clause 4.1(d) of this Agreement, the Manager may not effect transactions for the Portfolio of a Series in which it has directly or indirectly a material interest or any relationship with another party which may involve a conflict of the Manager's duty to the Company and/or the

            Client or any Series without prior reference to the Company, other than transactions in units in unit trusts managed by Baillie Gifford & Co. Limited, an Associate of the Manager, in accordance with the provisions of sub-clause 12.2 of this Agreement.

                  12.2 For the purposes of sub-clause 12.1 of this Agreement, the Manager may not effect transactions for the Portfolio of a Series in units in unit trusts managed by Baillie Gifford & Co. Limited unless the Manager shall first have been issued with an order of exemption by the SEC in accordance with sub-section 17(a)(1)(b) of the 1940 Act.

      13.   Relevant Arrangements

                  The Manager may not effect transactions for the Portfolio of a
            Series with or through the agency of a person who provides services under any arrangement where that person will from time to time provide to or procure for the Manager services or other benefits which result, or are designed to result, in an improvement in the services which the Manager provides to its clients and for which it may make no direct payment but may undertake to place business with that person.

      14.   Taxation

                  Bank statements and vouchers will be sent by the Custodian to the Client to enable the Client, on behalf of each Series, to reclaim any credits in respect of or tax deducted from the income of the Portfolio of such Series.

      15.   Fees

                  In consideration for the services to be provided by the
            Manager as Sub-Investment Manager under this Agreement the Company shall, during the continuance of this Agreement, pay to the Manager, fees calculated by reference to the value of the Portfolio of each Series all in accordance with the provisions set forth in the applicable Fee Appendix. All such Fee Appendices shall provide that they are subject to all terms and conditions of this Sub-Investment Advisory Agreement.

                  Compensation under this Agreement and the related Fee
            Appendices for all Series shall be calculated and accrued daily and the amounts of the daily accruals shall be paid quarterly, or at such other intervals agreed to by the parties. If this Agreement becomes effective with respect to a Series subsequent to the first day of a quarter or shall terminate before the last day of a quarter, compensation for that part of the quarter during which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Appendix.

      16.   Indemnity

                  16.1 Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Client or any Series and/or the Company (at the direction or request of the Manager) or the Manager in connection with the Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Client or any Series and/or the Company in connection with the matters to which this Agreement relates, except for loss resulting from wilful misfeasance or misconduct, wilful default, bad faith, or gross negligence in the performance of its or his/her duties on behalf of the Client or any Series and/or the Company or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

                  16.2 The Manager shall not be liable for the consequences of any investment decision made hereunder or in respect of any other fund managed by the Manager or any of its Associates which is a permitted investment hereunder. The Manager acts only as agent for the Client and each Series and the Company hereby undertakes to indemnify the Manager against all actions, proceedings, claims, demands, costs and expenses which may be brought against, suffered or incurred by the Manager by reason of its performance of such duties, including all legal, professional and other expenses incurred.

                  16.3 Notwithstanding the provisions of Clause 16.2, the
            Manager will indemnify the Company and/or the Client and each Series in respect of any loss incurred as a result of negligence or fraud by the Manager or any of its Associates or their respective employees in their performance of the duties under the terms of this Agreement.

      17.   Term and Termination of Agreement

                  17.1 The term of this Agreement shall begin on 12 September
            1994, provided that, with respect to any Series, this Agreement shall not take effect unless it has first been approved by the Board of Trustees of the Client, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) and by a majority of the outstanding voting securities of that Series (as defined in the 1940 Act) and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect until 1 January 1996. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Company and each Series, subject to the termination provisions and all other terms and conditions hereof, provided such continuance is approved at least annually by the vote of holders of a majority of the outstanding voting securities of each Series (as defined in the 1940 Act) or by the Board of Trustees of the Client, provided, that in either event, such continuance is also approved annually by the vote of a majority of the Board of Trustees of the Client who are not parties to this Agreement and are not "interested persons" (as defined in the 1940
            Act) of any party, which vote must be cast in person at a meeting called for the purpose of voting on such approval. The Manager shall furnish to the Client, on behalf of each Series, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

                  17.2 The Manager acknowledges that this Agreement may be
            terminated by the Company in accordance with the following provisions of this Clause 17.2. Subject to Clause 17.3 below, the Client may, with respect to a Series, either by majority vote of its Board of Trustees or by the vote of a majority of the outstanding voting securities of such Series (as defined in the 1940 Act), at any time and without the payment of any penalty, direct the Company to terminate this Agreement upon sixty days written notice to the Manager.

                  17.3 The Manager acknowledges that this Agreement may also be terminated in accordance with the following provisions of this Clause 17.3. The Client shall also be entitled forthwith to direct the Company to terminate the appointment of the Manager as Sub-Investment Manager hereunder, with respect to a Series, notwithstanding any period remaining in accordance with this Clause or, no notice having been given:

                        (i) if the Manager shall commit any material breach of
                  its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within thirty days of receipt of notice in writing served by the Company requiring it so to do to make good such breach;

                        (ii) if an order is made or a resolution passed to wind
                  up the Manager or if a receiver is appointed to the whole or any part of the property and undertaking of the Manager;

                        (iii) if the Shareholders Agreement dated 7 November
                  1990 between the Guardian Insurance & Annuity Company, Inc., the Manager and the Company is terminated or expires by effluxion of time.

                  17.4 The Manager may terminate this Agreement with respect to a Series without payment of penalty upon sixty days written notice to the Company.

                  17.5 The Manager shall also be entitled to terminate forthwith this Agreement with respect to a Series, notwithstanding any period remaining in accordance with this Clause or, no notice having been given, if (i) the said Shareholders Agreement between The Guardian Insurance & Annuity Company, Inc. and the Manager and the Company is terminated or expires by effluxion of time, or (ii) an order is made or a resolution passed to wind up the Company, or (iii) if the Company shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 30 days of receipt of notice in writing served by the Manager requiring it so to do to make good such breach, or (iv) a receiver is appointed to the whole or any part of the property and undertaking of the Company.

                  17.6 Termination of this Agreement as detailed in this Clause with respect to any Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Series.

                  17.7 This Agreement shall immediately terminate in the event of its assignation or assignment (as that term is defined in the 1940 Act) by either party unless such automatic termination shall be prevented by an exemptive order or rule of the SEC.

                  17.8 On the termination of the appointment of the Manager
            under the provisions of this Clause the Manager shall be entitled to receive all fees accrued due and outlays incurred up to the date of such termination but shall not in the case of termination under sub-clause 17.2, 17.3 or 17.4 above, be entitled to compensation in respect of such termination.

                  17.9 On termination of the appointment of the Manager under the provisions of this Clause the Manager shall deliver to the Company, or as it shall direct, all books of account, records, registers, correspondence, documents and assets in relation to the affairs of or belonging to the Company and/or the Client or any Series in the possession of or under the control of the Manager as sub-investment manager, and take all necessary steps to vest in the Company any assets previously held in the name of or to the order of the Manager as sub-investment manager, on behalf of the Company.

                  17.10 Termination of the appointment of the Manager hereunder shall be without prejudice to transactions already initiated, which transactions shall be completed.

                  17.11 The Company and the Manager will co-operate with each other to ensure that transactions in progress at the date of termination of the Manager's appointment hereunder shall be completed by the Company in accordance with the terms of such transactions and, to this end, the Manager shall provide the Company with all necessary information and documentation to secure implementation thereof.

      18.   Non-Exclusivity

                  18.1 The services of the Manager hereunder are not to be
            deemed exclusive and the Manager or any Associate thereof shall be free to render investment management services, investment advisory services and corporate administrative services to other parties (including without prejudice to the generality of the foregoing other investment companies) on such terms as the Manager or such Associate may arrange so long as its services under this Agreement are not thereby impaired and to retain for its own use and benefit fees or other moneys payable thereby. The Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which may come to the notice of it or any servant or agent of it in the course of the Manager rendering the said services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties under this Agreement.

                  18.2 The Manager agrees to permit individuals who are
            directors or officers of the Manager to serve as directors or officers of the Company and/or the Client.

      19.   Confidentiality

                  Neither of the parties hereto shall during the continuance of this Agreement or after its termination, disclose to any person, firm or fund whatsoever (except in the case of the Manager, with the written authority of the Company and/or the Client or unless ordered to do so by a court of competent jurisdiction or any regulatory body) any information of a confidential nature relating to the business investments finances or other matters of a confidential nature of the other party (or of the Client or any Series) of which it may have become possessed during the period of this Agreement and each party shall use its reasonable endeavours to prevent any such disclosure as aforesaid.

      20.   Complaints

                  20.1 The Manager has established procedures in accordance with the requirements of IMRO for the effective consideration of complaints by the Company.

                  20.2 Should the Company and/or the Client wish to make a
            complaint to the Manager about any aspect of the Manager carrying out its duties under this Agreement or otherwise it shall in the first instance do so by letter addressed to the director or directors of the Manager responsible for the performance of the Manager's duties hereunder; if no satisfactory resolution of the complaint is achieved within five days the Company and/or the Client may repeat the complaint by letter addressed to the Chairman of the Manager. If no satisfactory resolution is achieved within ten days of the original complaint the Company and/or the Client may then make its complaint (insofar as such complaint relates to the Manager's duties as sub-investment manager hereunder) to IMRO. Notwithstanding the above provisions the Company and/or the Client has a right of complaint direct to IMRO.

                  20.3 A booklet setting out the right to investors compensation under the Securities and Investments Board's Scheme in the event of the Manager's inability to meet any liabilities to the Company and/or the Client is available on request from the Manager.

      21.   Arbitration

                  Without prejudice to the rights of the Company in accordance with Clause 20 hereof any matters of difference between the parties arising out of or in connection with this Agreement shall be submitted to arbitration to be determined under Scottish Law before a sole Arbiter to be agreed between the parties and in default of agreement to be appointed by the President of the Law Society of Scotland for the time being. No action shall be brought upon by any issue between the parties arising out of or in connection with this Agreement until the same has been submitted to arbitration pursuant hereto and an award made. Section 3(3) of the Administration of Justice (Scotland) Act 1972 shall not apply to this Agreement.

      22.   Amendments

                  This Agreement may be amended by mutual consent, but no
            amendment shall be effective as to any given Series until it is approved by vote of a majority of such Series' outstanding voting securities, and by the vote of a majority of the members of the Board of Trustees of the Client, including a majority of the Trustees who are not deemed to be "interested persons" (as defined in the 1940 Act).

                  Notwithstanding the foregoing, where the effect of a
            requirement of the 1940 Act which is reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall he deemed to incorporate the effect of such rule, regulation or order.

      23.   Notices

                  Any notice required to be given under this Agreement shall be in writing, delivered personally or sent by first class prepaid letter or transmitted by telex or facsimile and shall be deemed duly served if left at or sent or (as appropriate) transmitted to the following addresses (or to the most recent of any other address of which a party hereto shall have given notice to the other party pursuant to this Clause):

                  (a)   if to the Company at:

                        1 Rutland Court
                        Edinburgh EH3 8EY
                        Scotland
                        For the attention of: G. Gemmell
                        Facsimile number: 031-222-4099

                  (b)   if to the Manager at:

                        1 Rutland Court
                        Edinburgh EH3 8EY
                        Scotland
                        For the attention of: G. Gemmell
                        Facsimile number: 031-222-4099

                  (c)   if to the Client at:

                        201 Park Avenue South
                        New York 10003
                        U.S.A.
                        For the attention of: J.M. Smith
                        Facsimile number: 212-353-1845

                  Notices sent by first class prepaid letter shall be deemed to be served seven business days after posting. Evidence that the Notice was properly addressed, stamped and put into post shall be conclusive evidence of posting. A notice sent by facsimile transmission shall be deemed to have been served at the time when a complete and legible copy is received by the addressee. In this Clause "business day" means a day on which normal banking business is carried on in Edinburgh and New York City.

      24.   Reliance on documents

                  Wherever pursuant to any provision of this Agreement any
            notice, instruction or other communication is to be given by, or on behalf of, the Company (or its Directors) to the Manager as sub-investment manager and the Manager may accept as sufficient evidence thereof:

                        (i) a document signed or purporting to be signed on
                  behalf of the issuing party by such person or persons whose signature the Manager is for the time being authorized by such issuing party to accept; or

                        (ii) a message by tested telex, telecopier, facsimile
                  machine or cable transmitted by, or on behalf of, the Company (or its Directors) by such person or persons whose messages the Manager is for the time being authorized by the Company or its Directors to accept, and the Manager shall not be obliged to accept any document or message signed or transmitted or purporting to be signed or transmitted by any other person.

      25.   Client's Rights Under this Agreement

                  The Manager agrees that the Client, in any question with the
            Manager in relation to its duties as sub-investment manager hereunder, may rely on any of the provisions of this Agreement as if it were a party hereto. The Company shall deliver a certified copy of this Agreement to the Client by way of intimation of the Client's rights hereunder.

      26.   Invalidity

                  The invalidity or unenforceability of any part of this
            Agreement shall not prejudice or affect the validity or enforceability of the remainder.

      27.   Proper Law

                  Notwithstanding any conflict of laws, principles or provisions which may otherwise apply, this Agreement and the rights and obligations of the parties shall be governed by and are to be construed in accordance with the law of Scotland and, to the extent applicable, in accordance with the 1940 Act: IN WITNESS WHEREOF these presents typewritten on this and the 13 preceding pages are executed as follows: they are subscribed for and on behalf of Baillie Gifford Overseas Limited by Gavin John Norman Gemmell, one of its Directors, at Edinburgh, Scotland on 12 September, 1994 before these witnesses, Edward Harry Hocknell, of 1 Rutland Ct., Edinburgh and Rowan Robin Menzies of 1 Rutland Ct., Edinburgh and they are subscribed for and on behalf of Guardian Baillie Gifford Limited by John M. Smith, one of its Directors at New York, United States of America on 12 September, 1994 before these witnesses, Richard T. Potter, Jr. and Marjorie A. Silverman both of 201 Park Avenue South. New York, New York.

                                        For Guardian Baillie Gifford Limited:


/s/ Richard T. Potter, Jr. Witness      /s/ John M. Smith
--------------------------              ------------------------

/s/ Marjorie A. Silverman  Witness
--------------------------

                                        For Baillie Gifford Overseas Limited:


/s/ [ILLEGIBLE]?           Witness      /s/ Gavin J.N. Gemmell
--------------------------              ------------------------

/s/ Robin Menzies          Witness
--------------------------

                 SUB-INVESTMENT ADVISORY AGREEMENT FEE APPENDIX


      Fee Appendix made as of September 12, 1994, between GUARDIAN BAILLIE GIFFORD LIMITED (the "Company"), a company incorporated under the Companies Act and registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended ("Adviser's Act") and BAILLIE GIFFORD OVERSEAS LIMITED (the "Manager"), a company incorporated under the Companies Act and registered under the Adviser's Act.

      WHEREAS Baillie Gifford International Fund, Inc., a Maryland corporation (the "Client") has appointed the Company as investment adviser and administrator for each series of shares of beneficial interest of the Client for which it may enter into an Investment Advisory Fee Agreement pursuant to the Investment Advisory Agreement dated September 12, 1994 between the Client and the Company ("Investment Advisory Agreement"); and

      WHEREAS the Company has appointed the Manager as sub-investment adviser for each series of shares of beneficial interest of the Client for which it may enter into a Fee Appendix to the Sub-Investment Advisory Agreement dated September 12, 1994 between the Company and the Manager ("Sub-Investment Advisory Agreement"); and

      WHEREAS Baillie Gifford Emerging Markets Fund (the "Series") has been established as a series of shares of the Client;

      NOW, THEREFORE, the parties agree as follows:

      1. The Sub-Investment Advisory Agreement is hereby adopted for the Series. The Series shall be one of the "Series" referred to in the Sub-Investment Advisory Agreement. Certain capitalized terms used without definition in this Fee Appendix have the meaning specified in the Sub-Investment Advisory Agreement.

      2. For the services provided and the expenses assumed pursuant to the Sub-Investment Advisory Agreement, the Company will pay to the Manager a fee (exclusive of Value Added Tax), computed daily and paid quarterly (or at such other intervals as the parties may from time to time agree), at the monthly rate of one twenty-fourth of one percent of:

       A        where:
      ---
       B

      "A" means the aggregate of the Values of the Portfolio as at the close of business on each Business Day falling in that quarter; and

      "B" means the number of Business Days falling in that quarter.

      3. Said fees due to the Manager shall be invoiced by the Manager to the Company following the end of each quarter and shall be due and payable within ten days of the relevant invoice. The Company shall be entitled to make such payments on account as it may in its absolute discretion determine.

      4. For the purposes of paragraph 2 above:

            (i) the "Value of the Portfolio" means the aggregate of the values of the assets of the Portfolio of the Series at the close of business on a Business Day. The aggregate of the values of the assets shall be calculated by taking the value of securities held in the Portfolio of the Series, plus any cash or other assets (including dividends payable and declared but not collected) less all liabilities (including accrued expenses, but excluding capital and surplus);

            (ii) the "value of an asset" shall be taken:

                  (1) in the case of an investment quoted on a Stock Exchange where market price is the recognised basis of quotation, at the price of such investment at the close of business of the appropriate exchange on the relevant Valuation Date or, if there have been no sales during the day, at the mean of the closing bid and asked prices;

                  (2) in the case of an investment traded only on the over-the-counter market, at the mean between the bid and asked prices;

                  (3) in the case of unquoted investments and other investments for which market quotations are not readily available, at the value ascertained in accordance with such manner as the Board of Directors of the Client have deemed appropriate to reflect the fair value thereof;

            (iii) when any asset is held or liability is outstanding in a currency other than U.S. dollars, such asset or liability shall be notionally converted into the U.S. dollar equivalents at the prevailing market rates quoted by the Custodian at the close of business on the Business Day, on the relevant Valuation Date or, if such Valuation Date is not a Business Day, on the immediately preceding Business Day.

      5. The Company shall procure that Baillie Gifford & Co. shall be responsible for furnishing such office space, facilities and equipment and such clerical help, administrative and bookkeeping services in Edinburgh as the Series shall reasonably require in the conduct of its business in accordance with the Administrative and Secretarial Agreement between Baillie Gifford & Co. and the Company.

      6. This Fee Appendix shall be subject to all terms and conditions of the Sub-Investment Advisory Agreement.

      7. This Fee Appendix shall become effective upon the date hereabove written, provided that it shall not take effect unless it has first been approved (i) by a vote of the Board of Directors of the Client, including a majority of those Directors of the Client who are not parties to this Fee Appendix or the Sub- Investment Advisory Agreement or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Series' outstanding voting securities.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the 12th day of September, 1994.

                                        FOR GUARDIAN BAILLIE GIFFORD LIMITED:


/s/ Richard T. Potter, Jr. Witness      /s/ John M. Smith
--------------------------              --------------------------

/s/ Marjorie D. Silverman  Witness
--------------------------

                                        FOR BAILLIE GIFFORD OVERSEAS LIMITED:


/s/ [ILLEGIBLE]            Witness      /s/ Gavin J.N. Gemmell
--------------------------              ------------------------

/s/ Robin Menzies          Witness
--------------------------